Exhibit 99.1
FOR IMMEDIATE RELEASE

May 1, 2019

THE EASTERN COMPANY REPORTS NET SALES OF $60.9 MILLION AND
EARNINGS OF $0.25 PER DILUTED SHARE FOR THE FIRST QUARTER OF 2019

Naugatuck, CT – The Eastern Company (NASDAQ:EML) today announced the results of operations for the first quarter of 2019. Net sales for the first quarter were $60.9 million, compared to $59.4 for the same period in 2018. Net income for the first quarter of 2019 was $1.6 million or $0.25 per diluted share, compared to $3.1 million, or $0.49 per diluted share, for the first quarter of 2018.

Mr. August Vlak, President and CEO, stated that "The first quarter sales growth is primarily the result of the addition of several new truck programs as well as continued growth in Class 8 Truck sales, offset partially by lower sales to recreational vehicle OEMs. The decline in first quarter earnings, compared to the same period in 2018, reflects $0.8 million of one-time restructuring costs associated with the consolidation of our facility in North Carolina and approximately $0.3 million in non-recurring start-up costs associated with new programs."

Mr. Vlak said that "Total net sales in the first quarter of 2019 grew 2% over the same period in 2018. Sales in the Industrial Hardware Segment increased by 5% for the first quarter of 2019 as compared to the first quarter of 2018 as a result of strong growth in Class 8 Trucks and continued demand growth across many of our end-markets. Sales in the Security Products Segment decreased by 3% in the first quarter of 2019 compared to the first quarter of 2018. Growth in new components for truck accessories was more than offset by lower demand for our commercial laundry products and an overall decline in the semi-conductor market affecting our sales of printed circuit boards. First quarter sales in our Metal Products Segment were flat compared to the same period last year.  However, we continued to diversify the business, and sales of mining products decreased by 6% while industrial casting sales increased by 12% when compared to the first quarter of 2018.

Mr. Vlak added that "The decline in net income for the first quarter of 2019 compared to the same period in 2018 is partly attributable to the consolidation of our composite panel company in Salisbury, North Carolina with our Kelowna, British Columbia facility.  Costs incurred include a write-off of inventory and fixed assets, moving expenses, severance and lease termination expenses. In addition, our cost of products sold in the first quarter of 2019 increased to 77% of net sales as compared to 75% of net sales for the first quarter of 2018.  Higher costs of sales were attributable to start-up costs related to a new Class 8 truck mirror program that was awarded in late 2018, higher freight costs as a result of a slowdown at the Port of Long Beach, California, and certain operating costs not being fully absorbed as the result of lower production levels."

Mr. Vlak stated that "We generated $1.5 million in cash from operations in the first quarter of 2019, an increase of $1.3 million compared the same period in 2018. The increase in cash from operations was primarily the result of our work to reduce inventories.

Mr. Vlak continued that "Our backlog is healthy and we expect sales to remain strong for the rest of 2019, due to continued demand for our products in Class 8 trucks, truck accessories, and other core markets, as well as a number of new product launches. We continue to look for opportunities to expand our portfolio through acquisitions. We are confident that our three-part strategy of optimizing our portfolio of businesses, improving execution and building our balance sheet will generate long-term results for our shareholders."

The Eastern Company will host a conference call to discuss its results for the first quarter of 2019 and other matters on Tuesday May 7, 2019 at 9:00 a.m. Eastern Time.  Participants can access the conference call by phone at (888) 669-0687  (toll free in US & Canada) or (862) 298-0702 (International). Participants can also join via the web at https://www.webcaster4.com/Webcast/Page/1757/30444

About The Eastern Company
The Eastern Company is 160-year old manufacturer of industrial hardware, security products and metal castings. It operates 16 locations in the United States, Canada, Mexico, Taiwan and China.

Safe Harbor for Forward-Looking Statements
Statements in this document about  our  future  expectations,  beliefs,  goals,  plans  or  prospects  constitute  forward- looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange  Commission.  Any  statements  that  are  not statements  of  historical  fact,  including  statements  containing  the  words   "believes,"   "intends",   "continues," "reflects," "plans," "anticipates," "expects," and similar expressions, should also be considered to be forward-looking statements. Readers should not place undue reliance on these forward-looking statements, which are based upon management's current beliefs  and  expectations.  These  forward-looking  statements  are  subject  to  risks  and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Among the risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, but are not limited to changing customer preferences, lack of success of new products, loss of customers and increased prices for raw materials. There are important, additional factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including those set forth in our reports and filings with the  Securities  and  Exchange  Commission.  We  undertake  no  obligation  to update, alter, or otherwise revise any forward-looking statements, whether written or  oral,  that  may  be  made  from  time to time, whether as a result of new information, future events, or otherwise.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Consolidated Statement of Operations (unaudited)
THE EASTERN COMPANY (NASDAQ - EML)
Three Months Ended
	March 30, 2019	March 31, 2018
Net Sales	$60,883,148	$59,444,997
Net Income After Tax	1,570,960	3,100,195
Net Income Per Share:
Basic	$0.25	$0.49
Diluted	$0.25	$0.49
Weighted average
shares outstanding:
Basic	6,231,713	6,263,553
Diluted	6,264,829	6,291,726